Exhibit 10.1

DISTRIBUTOR AGREEMENT

This Distributor Agreement (the “Agreement”) is made and entered into as of this 19 day of June, 2025 (the “Effective Date”), by and between:

1.	QS Energy, Inc. (“Manufacturer”), a corporation organized under the laws of the State of Nevada, listed on the OTC Markets under ticker symbol [QSEP], with its principal executive offices located at 23902 FM 2978, Tomball, TX 77375.

2.	VIPS Petroleum (“Distributor”), a corporation organized under the laws of England and Wales, with principal offices located at Ofsec, Salt Lane, Salisbury, Wiltshire, England, SP1 1DU. For each country that is onboarded, VIPS Petroleum will be setting up a separate distribution company for each order.

The parties agree as follows:

1.	APPOINTMENT AND SCOPE

1.1	Exclusive Distributor: Manufacturer hereby appoints Distributor as its exclusive distributor for the promotion, sale, and lease of QS Energy’s Applied Oil Technology (AOT) Units within its assigned territories, subject to the terms and conditions herein.

1.2	Products Covered: This Agreement applies to all AOT Units and related services, including but not limited to installation, maintenance, and performance testing services.

1.3	Territorial Exclusivity: VIPS shall have exclusive distribution rights for AOT units in India, Indonesia, Liberia, Ghana, Nigeria, Malaysia, Singapore, Vietnam, Laos, Philippines, Australia, Bahrain, and Thailand for a period of twelve (12) months from the Effective Date, in alignment with the Collaboration Agreement.

1.4	No Right to Modify: Distributor shall not modify, alter, or reverse engineer the AOT Units without prior written consent of the Manufacturer. Improvements will be memorialized via an engineering services agreement between QS Energy and VIPS.

1.5	Improvements: Distributor will work closely with the manufacturer to improve AOT units and these improvements will be co-credited to both the manufacturer and distributor via a separate new or continuation in part patent. These improvements will be memorialized via an engineering services agreement between QS Energy and VIPS.

1.6	Supply Chain: Distributor will work closely with the manufacturer to improve, expand, and enhance all aspects of the AOT supply chain, including but not limited to AOT components. Improvements will be memorialized via an engineering services agreement between QS Energy and VIPS.

1.7	Systems & Technology: Distributor will co-develop all aspects of the AOT technology stack, system, communications, data and all other various IT requirements. Improvements will be memorialized via an engineering services agreement between QS Energy and VIPS.

2.	TERM AND TERMINATION

2.1	Term: This Agreement shall commence on the Effective Date and remain in effect for ten (10) years, unless terminated earlier under Section 2.2.

2.2	Termination for Cause:

●	Either party may terminate this Agreement upon thirty (30) days’ written notice if the other party materially breaches any provision and fails to cure within the notice period.

●	Manufacturer may terminate immediately if Distributor engages in non-payment, fraud, misrepresentation, or non-compliance with U.S. SEC and FCPA regulations.

2.3	Effect of Termination: Upon termination, Distributor shall cease marketing and sales activities and return all confidential information, marketing materials, and unused inventory to the Manufacturer.

2.4	Additional Revenue: The ten (10) year term on this agreement has no impact on any and all incremental revenue which is governed by the details of the “additional revenue agreement/addendum”

2.5	Auto Renewal: The ten (10) year term on this agreement auto renews for ten (10) years unless either party provides notice of contract termination one (1) year prior to the initial ten (10) contract end date.

3.	REVENUE SHARING & PAYMENT TERMS & OTHER CONSIDERATIONS

3.1	Revenue Model Options:

Distributor may choose between the following revenue models on a per-contract basis:

Commission Model

●	10% Commission Model: Distributor may opt to receive a 10% commission on gross revenue from specific contracts in alignment with the Collaboration Agreement.

OR

MSRP + Rebate Model:

●	Manufacturer shall invoice the Distributor at the full Manufacturer Suggested Retail Price (MSRP) of $5,000,000 USD per unit. Distributor shall remit full payment of $5,000,000 per unit. Upon confirmation of cleared funds, QS Energy will process a post-sale rebate 15% of the MSRP ($750,000 per unit) to Distributor within one (1) business day. The rebate shall be treated as a marketing rebate or contra-revenue transaction for financial reporting purposes, in compliance with GAAP. The gross revenue recognized per unit will remain $5,000,000.

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3.2	Additional Revenue:

The parties shall share additional revenue generated from sales above and beyond unit sales, i.e., incremental barrels, etc. Each agreement and order with each region will have a custom arrangement between the Distributor and the Manufacturer for additional revenue. These terms will be negotiated and memorialized by executing an “Additional Revenue” addendum to this agreement.

3.3	Order Process & Payment Terms:

●	Orders (Exhibit B)

○	Order placed via phone or electronic message or a PO between VIPS and QS Energy.
○	QS Energy will issue an Invoice to VIPS via email for review, approval and payment.
○	Order processing starts after payment is received and cleared.

●	Payments (Exhibit A)

○	Standard payment terms are net zero. Orders will expire in 24 hours after the order is placed if the order is paid for.
○	The distributor can request a change in payment terms (ie, net 30) on a per order basis subject to approval by the manufacturer which will be based on the distributor providing proof of funds documentation.

3.4	Currency & Exchange Rates:

●	All transactions shall be conducted in U.S. Dollars (USD).

●	The distributor assumes all currency exchange risks related to foreign transactions.

3.5	Additional Consideration (Equity)

●	VIPS will be issued 25 Million shares of QSEP after QSEP receives a payment for an order of (5) units at $5 Million USD per unit.

●	VIPS will provide the proper information to QSEP to receive the shares.

●	Details require additional agreements as outlined in the collaboration agreement below via section 4. “Consideration & Rights”.

4.	COMPLIANCE & REGULATORY REQUIREMENTS

4.1	SEC Compliance: Manufacturer, as a publicly traded entity, shall ensure compliance with:

●	Securities Act of 1933 and Securities Exchange Act of 1934.

●	GAAP/IFRS financial reporting.

●	Full and fair disclosure of material business terms.

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4.2	FCPA & Anti-Corruption:

●	Distributors shall not offer or accept bribes or unlawful incentives.

●	The distributor shall maintain accurate records of all transactions related to this Agreement.

4.3	Export Control: Manufacturer and Distributor shall comply with U.S. Export Administration Regulations (EAR) and Office of Foreign Assets Control (OFAC) sanctions.

5.	PERFORMANCE & SUPPORT

5.1	Manufacturer’s Obligations:

●	Provide Distributor with marketing materials, technical training, and installation support.

●	Confirm AOT Units meet minimum performance standards.
●	Travel to distributor and end user as needed.

5.2	Distributor’s Obligations:

●	Actively market, sell, and lease AOT Units.

●	Provide post-sale customer and installation support and performance monitoring (wholesale model only)

●	Maintain proper sales documentation and reporting to the Manufacturer.
●	Travel to customers as needed.

6.	WARRANTIES & LIABILITY

6.1	Manufacturer Warranty:

●	Manufacturer warrants that the AOT Units are free from material and workmanship defects for twelve (12) months from installation or (18) months from shipment whichever is shorter.

●	Warranty claims must be reported within 30 days of defective discovery and submitted via email to QS Energy.

●	To process warranty claims equipment must be sent to a QS Energy approved site for evaluation.

●	QS Energy has (10) days to approve or deny the warranty claim.

●	If equipment qualifies for a warranty, the manufacturer will elect to repair or replace the equipment at their sole option.

6.2	Limitation of Liability:

●	Manufacturer’s liability is limited to direct damages, not exceeding total payments received under this Agreement.

●	Neither party shall be liable for consequential, incidental, special, or punitive damages.

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7.	DISPUTE RESOLUTION & GOVERNING LAW

7.1	Arbitration:

●	Any disputes shall be resolved through binding arbitration under the United States of America’s rules.

The arbitration shall take place in Tomball, TX, and be conducted in English.

7.2	Governing Law:

●	This Agreement shall be governed by the laws of the State of TX, USA, in alignment with the Collaboration Agreement.

8.	MISCELLANEOUS

8.1	Confidentiality: Both parties shall maintain strict confidentiality of all proprietary business information.

8.2	Non-Assignment: Neither party may assign this Agreement without prior written consent.

8.3	Entire Agreement: This Agreement supersedes all prior agreements and constitutes the entire understanding between the parties.

Company Primary Contact Information

Entity	Name	Address	Email/Phone
VIPS Petroleum	John McCleod Jr. CEO	6919 West Broward Blvd #261 Plantation FL 33317	jmccleod@vipspetroleum.com 571-575-6050
QS Energy Inc	Todd Dunphy Head of Biz Dev	23902 FM 2978 Tomball, TX 77375	todd.dunphy@qsenergy.com 281-627-4886

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

QS Energy, Inc.

By:	/s/ Cecil Bond Kyte

Name:	Cecil Bond Kyte

Date:	6/19/2025

Title:	Chief Executive Officer

VIPS Petroleum

By:	/s/ John A McCleod Jr

Name:	John A McCleod Jr

Date:	6/19/2025

Title:	Chief Executive Officer

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Exhibit A

QSENERGY

Invoice

23902 FM 2978
Tomball, TX 77375
(775) 300-7647
kforeman@qsenergy.com

Bill to	VIPS Petroleum
Ship to	6919 West Broward Boulevard #261 Plantation, FL 33317
Late Fee	5% *
Project	SE Asia

Invoice	0001
Date	Jun 09, 2025
Terms	Due upon receipt
Due date	Jun 09, 2025
Amount due	$25,000,000.00

Item name	Quantity	Price	Amount
AOT 3.0 Unit First 5 units at 100% build	5	$5,000,000.00	$25,000,000.00

Subtotal	$25,000,000.00
Total	$25,000,000.00
Paid	$0.00

Amount due $25,000,000.00

Notes
Payment to be made via wire:
QS Energy, Inc.
PO Box 946
Carson City, NV 89702

Account No. 31094305

Domestic wire
ABA/Routing No. 1220-1606-6

International wire
SWIFT/BIC: CINAUS6L

FOB QS Energy assembly plant.

Work begins when full payment clears. Weekly order status reports will be provided. A shipping invoice will be sent to VIPS when the units are ready to ship.

*Late payments shall incur a 5% penalty per month on the overdue amount.

A-1

Exhibit B

Sample Order Form/Letter

June 29, 2025

From:

VIPS Petroleum

Ofsec, Salt Lane

Salisbury, Wiltshire England, SP1 1DU

To:

QS Energy, Inc.

Attn: Todd Dunphy

23902 FM 2978

Tomball, TX 77375

Official Order for (5) AOT Units – Net Zero Payment Terms

Dear Mr. Dunphy,

Pursuant to the Distributor Agreement entered into between VIPS Petroleum and QS Energy, dated June 20, 2025, this letter shall serve as our official order for five (5) Applied Oil Technology (AOT) units.

Please find below the details of the order:

Order Details

●	Product:	Applied Oil Technology (AOT) Unit
●	Sale Type:	Wholesale
●	Quantity:	5 Units
●	Unit Price (MSRP):	$5,000,000 USD
●	Total Order Value:	$25,000,000 USD
●	Payment Terms:	Net Zero – full payment to be made net zero
●	Revenue Model Selected:	MSRP + Rebate Model

○ 15% post-sale rebate per unit ($750,000), totaling $3,750,000

○ Rebate to be processed by QS Energy within one (1) business day after receipt of cleared funds

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We request that QS Energy issue a formal invoice for the above order. Upon receipt of the invoice and confirmation of wire instructions, VIPS Petroleum will remit payment in full in accordance with the agreement.

We appreciate your partnership and look forward to initiating the manufacturing and delivery process.

Included in this order will be one (1) unit of the AOT v 2.99 that will be assembled and shipped to VIPS for zero cost. This unit is expected to be shipped within 45 days of this order,

Sincerely,

John McCleod Jr.

Chief Executive Officer

VIPS Petroleum

jmccleod@vipspetroleum.com

+1 (571) 575-6050

https://vipspetroleum.com/

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